Exhibit 99.2

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Supplementary Materials to
EIX July 30, 2004 Investor Call

The following presentation contains estimates, projections, and other forward-looking statements that involve risks and uncertainties.  Actual results or outcomes could differ materially as a result of such important factors as the outcome of state and federal regulatory proceedings affecting the restructuring of the electric utility industry, the impacts of new laws and regulations relating to industry restructuring and other matters affecting the Company and its subsidiaries, the effects of increased competition of the electric utility and other energy-related businesses, changes in electricity prices and fuel costs, new or increased environmental liabilities, risks of doing business in foreign counties, such as political changes and currency devaluations or other changes, construction and operation risks, and increases in financing costs, and other matters discussed in the Company’s filings pursuant to the Securities Exchange Act of 1934.

Sale of International Assets

Key Highlights

•                                          Complete divestiture of international operations

•                                          Two transactions for total unadjusted equity proceeds of $3.05 billion

•                                          Previously announced sale of 51.2% stake in Contact Energy to Origin for unadjusted equity proceeds of approximately $750 million

•                                          Sale of remaining international projects to International Power and Mitsui for unadjusted equity proceeds of $2.3 billion

•                                          Sales maximize after-tax proceeds to EME

•                                          Credit positive for EME / MEHC

•                                          Expect to close both transactions in fourth quarter 2004

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Sale of International Assets

Transaction Summary

•                                          Asset: MEC International BV (the “BV”) - 13 power projects in 9 countries

•                                          Buyer:  JV between International Power (70%) and Mitsui (30%)

•                                          Equity Purchase Price: US$2.3 billion, subject to adjustments

•                                          Transaction Subject to:

•                                          International Power shareholder vote

•                                          Certain regulatory approvals and project level consents

•                                          Outside Date: December 31, 2004

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Sale of International Assets

Transaction Summary

•                                          Asset: 51.2% stake in Contact Energy (Publicly traded company in NZ)

•                                          Buyer: Origin Energy (Publicly traded company in Australia)

•                                          Per Share Purchase Price: NZ$5.67

•                                          Equity Purchase Price(1): ~US$750 million

•                                          Regulatory Approvals: NZ Takeover Panel (on track)

•                                          Outside Date: November 30, 2004

(1) Net of back-leverage indebtedness assumed by Origin of approximately US$350 million

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Sale of International Assets

Recap

•                                          On an aggregate basis, the two transactions represent a positive outcome for EME

•                                          Initial estimate of after-tax gain on sales of approximately $550 million

•                                          Aggregate valuation multiples are set out below

	Transaction Equity Value to Estimated:
	2003		2004
Net Income (1)	23	x	17	x
Net Distributions (2)	22	x	16	x

(1)                                  The net income multiples are based on estimated earnings attributable to international operations. Such estimates are subject to adjustment in finalizing the segregation of continuing and discontinued operations. 2004 earnings estimate constitute forward looking information.

(2)                                  Distributions to EME, net of regional overhead costs.

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EME Restructuring Status

Restructuring Plan Recap

•                                          Today’s announcement relates to the third step of the four-step restructuring plan announced in November, 2003

STEP 1	• December 2003: $800 million bridge financing to meet 2003 MWGen debt maturities

STEP 2

•   April 2004:  $2.0 billion of long-term debt and liquidity facilities to stabilize the MWGen capital structure and provide liquidity for MWGen/EME operations

•   Collins lease termination and plant decommissioning to enhance liquidity

		STEP 3	• July 2004: Sale of international assets - unadjusted $3.05 billion

			STEP 4	• Use asset sale proceeds to repay the BV bridge loan and reduce other indebtedness to improve financial strength and flexibility

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EME Restructuring Status

Improvement of Credit Profile

•                                          The primary goal of the EME restructuring is to reduce leverage

•                                          The international asset sales remove a significant amount of debt

($ in millions)	Eliminated Debt

Debt from Consolidated Projects (On EME Balance Sheet)	$2,447

Pro Rata Debt from Unconsolidated Projects (Off-Balance Sheet)	1,830

Repayment of BV Bridge Loan	800

Total Debt Eliminated	$5,077

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EME Restructuring Status

Funds for Delevering

•                                          Net proceeds from the sale of the international assets will be available to reduce leverage

•                                          Additional cash liquidity of approximately $370 million is expected from the tax benefit associated with the Collins decommissioning

(US$ in millions)
Gross Equity Proceeds	$3,050
Less: Estimated Taxes, Adjustments and Transaction Expenses	(585)
Cash Generated from International Sales	2,465

Less: Repayment of BV Holdings Bridge Loan	(800)
Add: Lease Termination and Collins Decommissioning Benefit	370
Cash Generated from Restructuring Activities	$2,035

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EME Restructuring Status

Debt Structure (Pro Forma for International Sales)(1)

($ millions)

Mission Energy Holding Co. (MEHC)

L+7.5% Term Loan B due ‘06	285	(2)
13.5% Sr. Sec Notes due ‘08	800
Total Debt	$1,085

Edison Mission Energy (EME)

$98 mm Working Capital Facility	0
10.0% Sr. Notes due ‘08	400
7.73% Sr. Notes due ‘09	600
9.875% Sr. Notes due ‘11	600
Note owed to Midwest Gen (P/J)	1,364
CFC Note	78
Total Debt	$3,042

EME Homer City		Edison Mission Energy		Midwest Generation LLC		Other Domestic Subs
(Homer City)		Funding (Big 4)
				Sr. Sec. Term Loan	700
Lease Debt	$827	Total Debt	$164	Sr. Sec Notes due ‘14	1,000
Lease Equity	798			$200 mm Wkg Capital Facility	43
				Total Debt	$1,743

(1)  Based on 6/30/04 balance sheet; excludes international project debt and BV bridge loan

(2)  $385 million at June 30, 2004 ($100 million repaid in July 2004)

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